Exhibit 3.421

JAN-12-2004 12:06	CT CORPORATION SYS	1212 894 8490 P.10

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (PENNSYLVANIA), LLC

This Certificate of Formation of Time Warner Cable Information Services (Pennsylvania), LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Information Services (Pennsylvania), LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 8th day of January, 2004.

Time Warner Cable Inc., Member,

By:	/s/ Gerald D. Campbell
Gerald D. Campbell,
Senior Vice President, Voice

N:\Law\riina\Entities\Forms\LLC\LLC Formation - TWCIS(PA).doc	State of Delaware Secretary of State Division of Corporations Delivered 01:26 PM 01/12/2004 FILED 01:26 PM 01/12/2004 SRV 040020086 – 3751375 FILE